EXHIBIT 5

[GOODWIN PROCTER LLP LETTERHEAD]

November 6, 2007

Danvers Bancorp, Inc.
One Conant Street
Danvers, MA 01923

        Re: Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

        This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-145875) (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the conversion of Danvers Bancorp, Inc., a Massachusetts-chartered mutual holding company (the "MHC"), from the mutual to the stock form of ownership (the "Conversion") and the related subscription offering, direct community offering and syndicated community offering (the "Offerings") by Danvers Bancorp, Inc., a Delaware corporation and the proposed holding company for Danversbank (the "Company"), of up to 15,600,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share (17,842,500 shares if the estimated valuation range is increased by 15% to reflect changes in market and financial conditions following commencement of the Offerings), which includes the issuance of up to 650,000 Shares to The Danversbank Charitable Foundation, Inc., a non-profit charitable foundation formed by the Company pursuant to a gift instrument.

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and the MHC.

        The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

        Based on the foregoing, we are of the opinion that, upon due adoption by the Board of Directors of the Company (or authorized committee thereof) of a resolution fixing the number of Shares to be sold in the Offerings and contributed to The Danversbank Charitable Foundation, Inc., such shares when issued and sold, or contributed in the case of The Danversbank Charitable Foundation, Inc., in the manner described in the Registration Statement, or in accordance with the gift instrument in the case of The Danversbank Charitable Foundation, Inc., will be validly issued, fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP